Exhibit 3.1

STATE OF NEW YORK

DEPARTMENT OF STATE

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

WITNESS my hand and official seal of the Department of State, at the city of Albany, on August 31, 2010 Daniel E. Shapiro First Deputy Secretay of State

Certificate of Merger

of

Surge Components Inc.,

a New York corporation

into

Surge Components, Inc.,

a Nevada corporation

Under Section 907 of the Business Corporation Law

It is hereby certified, upon behalf of each of the constituent corporations herein named, as follows:

FIRST: The Board of Directors of each of the constituent corporations has duly adopted a plan of merger setting forth the terms and conditions of the merger of said corporations.

SECOND: The name of the foreign constituent corporation, which is to be the surviving corporation, and which is hereinafter sometimes referred to as the "surviving constituent corporation", is Surge Components, Inc. The jurisdiction of its incorporation is Nevada; and the date of its incorporation therein is June 11, 2010.

No Application for Authority in the State of New York of the surviving constituent corporation to transact business as a foreign corporation therein was filed by the Department of State of the State of New York; and it is not to do business in the State of New York until an Application for Authority shall have been filed by the Department of State of the State of New York.

THIRD: The name of the domestic constituent corporation, which is being merged into the surviving constituent corporation, and which is hereinafter sometimes referred to as the "merged constituent corporation" is Surge Components Inc. The date upon which its certificate of incorporation was filed by the Department of State is November 24, 1981.

FOURTH: As to each constituent corporation, the plan of merger sets forth the designation and number of outstanding shares of each class and series, the specification of the classes and series entitled to vote on the plan of merger, and the specification of each class.and series entitled to vote as a class on the plan of merger, as follows:

Surge Components Inc. (a New York corporation)
Designation of each outstanding class and series of shares	Number of outstanding shares of each class	Designation of class and series entitled to vote	Classes and series entitled to vote as a class

Common Stock	8,922,512	Common	Common
Preferred Stock	32,700	None	None

[if number of any outstanding shares is subject to change prior to effective date of merger, state the manner in which the plan of merger sets forth how such change may occur.]

Surge Components Inc. (a Nevada corporation)
Designation of each outstanding class and series of shares	Number of outstanding shares of each class	Designation of class and series entitled to vote	Classes and series entitled to vote as a class

Common	0	0	Common

FIFTH: The merger herein certified was authorized in respect of the merged constituent corporation by the written consent of holders of outstanding shares of the corporation entitled to vote on the plan of merger, having not less than the minimum requisite proportion of votes, which has been given in accordance with section 615 of the Business Corporation Law of the State of New York. Written notice has been given as and to the extent required by the said section 615.

SIXTH: The merger herein certified is permitted by the laws of the jurisdiction of incorporation of the surviving constituent corporation and is in compliance with said laws.

SEVENTH: The surviving constituent corporation agrees that it may be served with process in the State of New York in any action or special proceeding for the enforcement of any liability or obligation of the merged constituent corporation, for the enforcement of any liability or obligation of the surviving constituent corporation for which the surviving constituent corporation is previously amenable to suit in the State of New York, and for the enforcement, as provided in the Business Corporation Law of the State of New York, of the right of shareholders of the merged constituent corporation to receive payment for their shares against the surviving constituent corporation.

EIGHTH: The surviving constituent corporation agrees that, subject to the provisions of section 623 of the Business Corporation Law of the State of New York, it will promptly pay to the shareholders of the merged constituent corporation the amount, if any, to which they shall be entitled under the provisions of the Business Corporation Law of the State of New York relating to the rights of shareholders to receive payment for their shares.

NINTH: The surviving constituent corporation hereby designates the Secretary of State of the State of New York as its agent upon whom process against it may be served in the manner set forth in paragraph (b) of section 306 of the Business Corporation Law of the State of New York in any action or special proceeding. The post office address without the State of New York to which the said Secretary of State shall mail a copy of any process against the surviving corporation served upon him is: Surge Components, Inc., 95 East Jefryn Boulevard, Deer Park, NY 11729.

TENTH: The constituent domestic corporation hereby certifies that all fees and taxes (including penalties and interest) administered by the Department of Taxation and Finance of the State of New York which are now due and payable by the constituent domestic corporation have been paid and a cessation franchise tax report (estimated or final) through the anticipated date of merger has been filed by each constituent domestic corporation. The said report, if estimated, is subject to amendment. The surviving foreign corporation agrees that it will within thirty days after the filing of the certificate of merger file the cessation tax report, if an estimated report was previously filed, and promptly pay to the Department of Taxation and Finance of the State of New York all fees and taxes (including penalties and interest), if any, due to the said Department of Taxation and Finance by each constituent domestic corporation.

Eleventh: The effective date of the merger herein certified, insofar as the provisions of the Business Corporation Law of the State of New York govern such effective date, shall be the day of August 30, 2010.

[adapt the following for each corporation]

Surge Components Inc. (a New York corporation)

/s/ Ira Levy
Ira Levy, Chief Executive Officer

Signed on August 27, 2010
Surge Components, Inc. (a Nevada corporation)

/s/ Ira Levy
Ira Levy, Chief Executive Officer

Signed on August 27, 2010

Certificate of Merger OF SURGE COMPONENTS INC. Into SURGE COMPONENTS, INC. Under Section 907 of the Business Corporation Law

Ira Levy
95 East Jefryn Boulevard
Deer Park, NY 11729

Cust ref 7923598 cas